June  29,  1998




Bion  Environmental  Technologies,  Inc.
555  Seventeenth  Street,  Suite  3310
Denver,  Colorado  80202

Re:  Legality  of  Issuance  of  Common  Shares

Gentlemen:

We have acted as counsel for Bion Environmental Technologies, Inc., a Colorado corporation (the "Company"), in connection with the filing of a Registration Statement on Form S8 (the "Registration Statement"), under the Securities Act of 1933, as amended, covering the offer and sale by the Company of up to 865,032 of the Company's Common Shares issuable pursuant to its 1994 Incentive Plan. We have reviewed the corporate action of the Company in connection with these matters and have examined such documents, corporate records and other instruments as we deemed necessary for the purpose of this opinion.

Based  upon  the  foregoing,  it  is  our  opinion  that:

(i) the Company is a corporation duly organized and validly existing under the laws of the State of Colorado;

(ii) the issuance of the Common Shares has been duly authorized by the Company; and

(iii) the 865,032 Common Shares offered, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, and when full payment therefor shall have been received by the Company, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

     Very  truly  yours,


     KRYS  BOYLE  FREEDMAN  &  SAWYER,  P.C.


     By:  /s/  Stanley  F.  Freedman,  P.C.
     Stanley  F.  Freedman,  P.C.